EXHIBIT 99.1

FROM:	Porter, Le Vay & Rose, Inc.
Michael J. Porter, President
212-564-4700
COMPANY	John Aglialoro
CONTACT:	Chairman and CEO
508-533-4300

FOR IMMEDIATE RELEASE

CYBEX INTERNATIONAL, INC. ANNOUNCES PLANS FOR PUBLIC OFFERING OF ITS COMMON STOCK

MEDWAY, MA, April 3, 2006—Cybex International, Inc. (AMEX: CYB) announced today that it has filed a registration statement with the Securities and Exchange Commission for a proposed public offering of 3.5 million shares of its common stock. Of the total shares expected to be offered, 1.75 million shares would be issued by the Company and 1.75 million shares offered by selling stockholders, including UM Holdings Ltd. and its principal stockholders, John Aglialoro and Joan Carter. CYBEX will not receive any proceeds from the shares offered by the selling stockholders. In addition, the underwriters will be granted a 30-day over-allotment option to purchase up to an additional 525,000 shares of common stock, equally split between CYBEX and the selling stockholders.

John Aglialoro, Chairman and CEO of CYBEX, stated: “This offering will provide capital to fund CYBEX’s growth initiatives, including facilitating the development of new products aimed at specific market segments and the expansion of our manufacturing capacity. In the near-term, pending such use, the proceeds will be used to substantially pay down our indebtedness. The offering will also broaden our shareholder base which we expect to result in increased liquidity for our shareholders and a positive foundation for our stock as we execute our growth strategy.”

Joan Carter, President of UM Holdings Ltd., commented: “We are selling shares in the offering to provide liquidity for UM Holdings and as part of our own financial planning. We will have a substantial stock ownership position after the offering and we continue to view CYBEX as a key long-term holding for UM and us.”

Oppenheimer & Co. Inc. will be the sole book-running manager in the offering. A copy of the prospectus, when available, may be obtained from Oppenheimer & Co., Attention: Equity Capital Markets, 125 Broad Street, 15th Floor, New York, NY 10004, by telephone at (212) 668-8163, or via email at ecm@opco.com. The offering and its timing are subject to normal conditions, including market conditions.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This announcement shall not constitute an offer to sell or the solicitation of an offer to buy any securities described herein, nor shall there be any sale of the securities in any State or jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such State.

Cybex International, Inc. is a manufacturer of premium exercise equipment for commercial and consumer use. The CYBEX product line includes a full range of both strength training and cardio training machines sold worldwide under the CYBEX brand.

This news release may contain forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made above. These include, but are not limited to, completion of the planned stock offering, competitive factors, technological and product developments, market demand, economic conditions, the resolution of litigation involving the Company, and the ability of the Company to comply with the terms of its credit facilities. Further information on these and other factors which could affect the Company’s financial results can be found in the Company’s previously filed Report on Form 10-K and other filings with the SEC.